EXHIBIT 5.1


                        William P. Crawford, Jr., Esquire
                  Executive Vice President and General Counsel



                                                  November 3, 2002


The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina  29601

Central Bank of Tampa
2307 West Kennedy Blvd.
Tampa, FL 33609

          RE: Registration Statement on Form S-4 with respect to 4,533,333 shares of The South Financial Group, Inc. Common Stock

Gentlemen/Ladies:

         The opinions set forth herein are rendered with respect to the 4,533,333 shares, $1.00 par value per share, of the Common Stock (the "Common Stock") of The South Financial Group, Inc., a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of Central Bank of Tampa ("Central Bank"), all as set forth in that certain Agreement and Plan of Merger entered into as of October 2, 2002 by and between the Company and Central Bank (the "Merger Agreement'). The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about November 3, 2002, pursuant to the Securities Act of 1933, as amended.

         I have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. I have made such other investigations as I have deemed necessary in order to enable me to render this opinion.

         Based on and subject to the comments, limitations and qualifications set forth herein, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to the Central Bank shareholders in accordance with the Merger Agreement, be legally and validly issued and fully paid and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. I express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction.

         I consent to the use of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading "LEGAL MATTERS" as passing upon the validity of the Shares.

                                            Very truly yours,

                                            /s/ William P. Crawford, Jr.

                                            William P. Crawford, Jr., Esquire